Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION REPORTS

THIRD QUARTER 2011 RESULTS

Ann Arbor, Michigan – October 28, 2011

Kaydon Corporation (NYSE:KDN) today announced its results for the third fiscal quarter ended October 1, 2011.

Consolidated Results

Sales in the third fiscal quarter of 2011 were $121.6 million, compared to $118.3 million in the third quarter of 2010. Operating income was $20.3 million in the third quarter of 2011, compared to $18.6 million in the third quarter of 2010. Items affecting the quarter-over-quarter comparison include $0.9 million of costs associated with our now completed manufacturing consolidation program and due diligence costs in the third quarter of 2011 compared to $2.6 million of costs in the third quarter of 2010 primarily associated with the manufacturing consolidation program. Excluding these items, operating income, as adjusted, was $21.3 million in the third quarter of 2011, compared to $21.2 million in the third quarter of 2010.

EBITDA equaled $27.7 million, or 22.8 percent of sales, during the third quarter of 2011, compared to $26.2 million, or 22.2 percent of sales, during the third quarter of 2010. EBITDA comparisons are also affected by the items noted above. Adjusting for these items, EBITDA, as adjusted, was $28.6 million, or 23.5 percent of sales, in the third quarter of 2011, compared to $28.0 million, or 23.7 percent of sales, in the third quarter of 2010.

Net income for the third quarter of 2011 was $14.5 million, compared to $13.1 million in the third quarter of 2010. Diluted earnings per share in the third quarter of 2011 equaled $.45, compared to $.39 in the third quarter of 2010. Adjusting for items noted above, net income, as adjusted, was $15.2 million, or $.47 per share on a diluted basis, in the third quarter of 2011, compared to $14.9 million, or $.44 per share on a diluted basis, in the third quarter of 2010.

This press release includes certain non-GAAP measures, including EBITDA, free cash flow, and the as adjusted operating income, EBITDA, net income, and earnings per share – diluted provided herein. Readers should refer to the attached Reconciliation of Non- GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.

Management Commentary

James O’Leary, Chairman and Chief Executive Officer commented, “Our results through the end of our third quarter reflect an industrial environment that has been generally strong and stable through much of 2011. However, the third quarter of 2011 saw a lower level of industrial orders, particularly those placed for immediate shipment, than experienced earlier in the year due to economic uncertainty that persisted through much of August and September, principally in Europe. While order rates remain more volatile than earlier in the year, the absolute level of orders in the first few weeks of the fourth quarter has stabilized relative to prior year.

“Overall, our wind energy and military businesses continue to perform in line with expectations that reflect the economic and fiscal issues affecting these end markets. While we currently expect these end markets to remain stable in the near term, the potential expiration of the Production Tax Credit (PTC) in 2012 could provide upside to expectations for wind energy in the upcoming year.

“Our performance for the balance of 2011 and into 2012 remains dependent on renewed strengthening in economic and industrial conditions as experienced earlier in 2011. Regardless of the economic backdrop, however, our strategy of proactively managing costs and maximizing cash flow while identifying and pursuing new opportunities will continue to serve us well. Notably, we continue to make progress in expanding our footprint globally, better positioning us to serve faster growing industrial markets around the world. For the year thus far, we have record international sales both in absolute dollars and as a percentage of overall sales as we broaden our businesses’ global reach and better balance our overall portfolio.”

Segment Results and Review

Friction Control Products sales in the third quarter of 2011 were $69.9 million, compared to $78.0 million in the 2010 third quarter. The expected decline was attributable to decreased wind energy sales, as wind energy sales declined approximately $10 million compared to the third quarter of 2010. Management expects annual wind energy sales of approximately $60 million for 2011. Management currently expects wind energy sales at a level at least equal to 2011 in 2012, with an upward bias due to the potential expiration of the PTC in 2012. Third quarter 2011 sales to industrial markets increased almost 7 percent compared to the third quarter of 2010.

Third quarter 2011 Friction Control Products operating income totaled $11.1 million, compared to $12.7 million in the prior third quarter. The decline was attributable primarily to the decreased wind energy sales as compared to the third quarter 2010.

Velocity Control Products sales in the third quarter of 2011 were $24.4 million, compared to $15.9 million in the third quarter of 2010. Operating income for this segment in the third quarter of 2011 totaled $6.1 million, compared to $4.1 million earned in the third quarter of 2010, due to improved sales and the addition of Hahn which was acquired in the second quarter of 2011. This segment benefited from both the Hahn acquisition and the continued emphasis upon reinvigorating our sales efforts in North America and expanding our reach abroad.

Other Industrial Products sales in the third quarter of 2011 equaled $27.4 million, compared to $24.3 million in the prior year third quarter. Operating income equaled $2.9 million in the third quarter of 2011, compared to $1.4 million in the third quarter of 2010, due primarily to improved volume and product mix. This segment benefited from successful cost reduction efforts in its Sealing Products business and strong aerospace sales of these products.

Order Activity

Orders were $130.4 million in the third quarter of 2011, compared to $136.8 million in the third quarter of 2010. Backlog at October 1, 2011 was $205.1 million, compared to $205.0 million at October 2, 2010 and $196.4 million at July 2, 2011, the end of second quarter 2011.

Financial Position and Free Cash Flow

Free cash flow, a non-GAAP measure defined by the Company, was $10.5 million in the third quarter of 2011, compared to $10.3 million in the third quarter of 2010.

On July 5, 2011, the Company paid common stock dividends of $.19 per share or $6.1 million. The Company’s third quarter 2011 dividend, paid on October 3, 2011, was at a rate of $.20 per share, an increase of 5.3 percent from the previous rate. During the third quarter of 2011 the Company repurchased 205,000 shares of common stock for $6.6 million. Year-to-date share repurchases totaled 947,091 shares for $34.7 million.

As of October 1, 2011, the Company had unrestricted cash totaling $219.1 million. The Company has a $250 million senior revolving credit facility with a syndicate of banks which provides for borrowings by the Company for working capital and other general corporate purposes, including acquisitions. The Company had no outstanding borrowings under this facility and no other debt outstanding as of October 1, 2011.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a third quarter 2011 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-877-419-6590 and providing the following passcode number: 800500. Listeners are asked to dial in 10 minutes prior to the scheduled start time of the call.

Alternatively, interested parties are invited to listen to the conference call on the internet at:

http://w.on24.com/r.htm?e=370290&s=1&k=A6309B404C3D27BF7CF2DDE85621C3E1

or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Third Quarter 2011 Conference Call” icon.

To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Thursday, November 3, 2011 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 2642102.

Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

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This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 680-2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Third Quarter Ended		First Three Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$121,637,000	$118,280,000	$352,007,000	$359,025,000
Cost of sales	78,795,000	79,894,000	226,359,000	232,933,000

Gross profit	42,842,000	38,386,000	125,648,000	126,092,000
Selling, general and administrative expenses	22,498,000	19,812,000	67,358,000	61,578,000

Operating income	20,344,000	18,574,000	58,290,000	64,514,000
Interest expense	(98,000)	(9,000)	(293,000)	(133,000)
Interest income	88,000	193,000	377,000	315,000

Income before income taxes	20,334,000	18,758,000	58,374,000	64,696,000
Provision for income taxes	5,830,000	5,670,000	17,722,000	19,965,000

Net income	$14,504,000	$13,088,000	$40,652,000	$44,731,000

Earnings per share:
Basic	$0.45	$0.39	$1.25	$1.33

Diluted	$0.45	$0.39	$1.25	$1.33

Dividends declared per share	$0.20	$0.19	$0.58	$0.55

KAYDON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

	October 1, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$219,088,000	$286,648,000
Accounts receivable, net	93,789,000	76,010,000
Inventories, net	107,069,000	88,253,000
Other current assets	14,782,000	16,384,000

Total current assets	434,728,000	467,295,000

Property, plant and equipment, net	172,121,000	169,597,000

Goodwill, net	157,825,000	143,428,000
Other intangible assets, net	31,748,000	18,047,000
Other assets	4,343,000	2,965,000

Total assets	$800,765,000	$801,332,000

Liabilities and Shareholders’ Equity:

Accounts payable	$23,186,000	$16,944,000
Accrued expenses	35,928,000	36,085,000

Total current liabilities	59,114,000	53,029,000

Long-term liabilities	42,689,000	39,165,000

Shareholders’ equity	698,962,000	709,138,000

Total liabilities and shareholders’ equity	$800,765,000	$801,332,000

KAYDON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Third Quarter Ended		First Three Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Cash flows from operating activities:
Net income	$14,504,000	$13,088,000	$40,652,000	$44,731,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,128,000	5,622,000	15,095,000	15,645,000
Amortization of intangible assets	816,000	871,000	2,274,000	2,713,000
Amortization of stock awards	1,102,000	854,000	3,125,000	2,998,000
Stock option compensation expense	317,000	321,000	995,000	991,000
Excess tax benefits from stock-based compensation	(37,000)	(62,000)	(95,000)	(186,000)
Deferred financing fees	97,000	10,000	291,000	134,000
Non-cash postretirement benefits curtailment gain	—	—	(142,000)	(3,066,000)
Net change in receivables, inventories and trade payables	(8,824,000)	(2,819,000)	(25,466,000)	(9,533,000)
Contributions to qualified pension plans	(840,000)	(957,000)	(1,952,000)	(1,614,000)
Net change in other assets and liabilities	2,198,000	(2,591,000)	497,000	13,576,000

Net cash from operating activities	14,461,000	14,337,000	35,274,000	66,389,000

Cash flows from investing activities:
Capital expenditures	(4,134,000)	(4,089,000)	(11,865,000)	(11,280,000)
Dispositions of property, plant and equipment	133,000	67,000	210,000	107,000
Acquisition of business, net of cash received	(563,000)	—	(39,610,000)	—

Net cash used in investing activities	(4,564,000)	(4,022,000)	(51,265,000)	(11,173,000)

Cash flows from financing activities:
Cash dividends paid	(6,143,000)	(6,021,000)	(18,652,000)	(18,121,000)
Purchase of treasury stock	(6,569,000)	—	(34,719,000)	(8,789,000)
Excess tax benefits from stock-based compensation	37,000	62,000	95,000	186,000
Proceeds from exercise of stock options	—	49,000	39,000	104,000
Credit facility issuance costs	—	(1,935,000)	—	(1,935,000)

Net cash used in financing activities	(12,675,000)	(7,845,000)	(53,237,000)	(28,555,000)

Effect of exchange rate changes on cash and cash equivalents	(1,401,000)	2,636,000	1,668,000	(262,000)

Net increase (decrease) in cash and cash equivalents	(4,179,000)	5,106,000	(67,560,000)	26,399,000

Cash and cash equivalents - Beginning of period	223,267,000	283,696,000	286,648,000	262,403,000

Cash and cash equivalents - End of period	$219,088,000	$288,802,000	$219,088,000	$288,802,000

KAYDON CORPORATION

EARNINGS PER SHARE

	Third Quarter Ended		First Three Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Earnings per share - Basic
Net income	$14,504,000	$13,088,000	$40,652,000	$44,731,000

Less: Net earnings allocated to participating securities - Basic
	(144,000)	(137,000)	(422,000)	(475,000)

Income available to common shareholders - Basic	$14,360,000	$12,951,000	$40,230,000	$44,256,000

Weighted average common shares outstanding - Basic	31,931,000	33,119,000	32,229,000	33,170,000

Earnings per share - Basic	$0.45	$0.39	$1.25	$1.33

Earnings per share - Diluted
Net income	$14,504,000	$13,088,000	$40,652,000	$44,731,000

Less: Net earnings allocated to participating securities - Diluted
	(144,000)	(137,000)	(422,000)	(475,000)

Income available to common shareholders - Diluted	$14,360,000	$12,951,000	$40,230,000	$44,256,000

Weighted average common shares outstanding - Diluted

Weighted average common shares outstanding - Basic	31,931,000	33,119,000	32,229,000	33,170,000
Potential dilutive shares resulting from stock options	19,000	27,000	25,000	25,000

Weighted average common shares outstanding - Diluted	31,950,000	33,146,000	32,254,000	33,195,000

Earnings per share - Diluted	$0.45	$0.39	$1.25	$1.33

KAYDON CORPORATION

Reportable Segment Information

(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales
Friction Control Products	$69,898	$78,002	$196,590	$237,476
Velocity Control Products	24,373	15,932	69,330	45,279
Other Industrial Products	27,366	24,346	86,087	76,270

Total consolidated net sales	$121,637	$118,280	$352,007	$359,025

	Third Quarter Ended		First Three Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Operating income
Friction Control Products	$11,080	$12,673	$32,480	$49,556
Velocity Control Products	6,050	4,095	17,760	11,422
Other Industrial Products	2,937	1,397	9,869	5,516

Total segment operating income	20,067	18,165	60,109	66,494
Items not allocated to segment operating income	277	409	(1,819)	(1,980)
Interest expense	(98)	(9)	(293)	(133)
Interest income	88	193	377	315

Income before income taxes	$20,334	$18,758	$58,374	$64,696

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments, which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment, are combined and disclosed as “Other Industrial Products.”

Kaydon Corporation

Reconciliation of Non-GAAP Measures

(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended		LTM
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Free cash flow, as defined (non-GAAP)
Net cash from operating activities (GAAP)	$14,461	$14,337	$35,274	$66,389	$62,749	$88,443
Capital expenditures, net of dispositions	(4,001)	(4,022)	(11,655)	(11,173)	(15,738)	(13,531)

Free cash flow, as defined (non-GAAP)	$10,460	$10,315	$23,619	$55,216	$47,011	$74,912

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Third Quarter Ended		First Three Quarters Ended		LTM
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
EBITDA, as defined (non-GAAP)
Net income (GAAP)	$14,504	$13,088	$40,652	$44,731	$51,966	$56,137
Net interest (income)/expense	10	(184)	(84)	(182)	(157)	(228)
Provision for income taxes	5,830	5,670	17,722	19,965	23,586	26,566
Depreciation and amortization of intangible assets	5,944	6,493	17,369	18,358	23,521	24,631
Stock-based compensation expense (1)	1,419	1,175	4,120	3,989	5,480	5,325

EBITDA, as defined (non-GAAP)	$27,707	$26,242	$79,779	$86,861	$104,396	$112,431

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.

Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Operating income, as adjusted
Operating income (GAAP)	$20,344	$18,574	$58,290	$64,514
Manufacturing consolidation costs	752	2,252	2,359	2,925
Due diligence costs	149	333	1,046	2,962
Non-recurring purchase accounting and acquisition costs	24	—	527	—
Curtailment gain	—	—	(142)	(3,066)

Operating income, as adjusted (non-GAAP)	$21,269	$21,159	$62,080	$67,335

EBITDA, as adjusted
EBITDA, as defined above (non-GAAP)	$27,707	$26,242	$79,779	$86,861
Manufacturing consolidation costs, net of depreciation	752	1,423	2,359	2,096
Due diligence costs	149	333	1,046	2,962
Non-recurring purchase accounting and acquisition costs	24	—	527	—
Curtailment gain	—	—	(142)	(3,066)

EBITDA, as adjusted (non-GAAP)	$28,632	$27,998	$83,569	$88,853

Net income, as adjusted
Net income (GAAP)	$14,504	$13,088	$40,652	$44,731
Manufacturing consolidation costs (2)	536	1,571	1,638	2,027
Due diligence costs (2)	106	233	722	2,014
Non-recurring purchase accounting and acquisition costs (2)	17	—	365	—
Curtailment gain (2)	—	—	(98)	(2,077)

Net income, as adjusted (non-GAAP) (2)	$15,163	$14,892	$43,279	$46,695

(2) Taxed at effective tax rate for each quarter

Earnings per share - diluted, as adjusted
Earnings per share - Diluted (GAAP)	$0.45	$0.39	$1.25	$1.33
Manufacturing consolidation costs	0.02	0.04	0.05	0.06
Due diligence costs	—	0.01	0.02	0.06
Non-recurring purchase accounting and acquisition costs	—	—	0.01	—
Curtailment gain	—	—	—	(0.06)

Earnings per share - Diluted, as adjusted (non-GAAP)	$0.47	$0.44	$1.33	$1.39

Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, EBITDA, as adjusted, net income, as adjusted, and earnings per share - diluted, as adjusted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.